Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm under the heading “Experts” in this Registration Statement and related Prospectus of Freeport-McMoRan Inc. and to the inclusion or incorporation by reference therein of our reserves report prepared for Freeport-McMoRan Inc. and its subsidiaries (collectively, the “Company”) relating to the estimated quantities of certain of the Company’s proved and probable reserves of oil and gas and present values thereof as of December 31, 2014, which were originally included in the Company’s annual report on Form 10-K for the year ended December 31, 2014.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

August 10, 2015